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Prospectus Supplement to Prospectus dated February 9, 2001.

$1,000,000,000

$500,000,000 6 3/4% Notes due June 15, 2006

$500,000,000 7 3/8% Notes due June 15, 2011

    Computer Sciences Corporation will pay interest on the notes on June 15 and December 15 of each year. The first interest payment will be made on December 15, 2001. The 6 3/4% Notes will mature on June 15, 2006 and the 7 3/8% Notes will mature on June 15, 2011. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. Computer Sciences Corporation may redeem the notes in whole or in part at any time at the redemption price described on page S-10. The notes are unsecured and will rank equally with all of Computer Sciences Corporation's other unsecured unsubordinated indebtedness, but will be effectively subordinate to the indebtedness of Computer Sciences Corporation's subsidiaries.

    The notes will not be listed on any national securities exchange. Currently, there is no public market for the notes.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per 6 3/4% Note	Total	Per 7 3/8% Note	Total
Initial public offering price	99.665%	$498,325,000	99.262%	$496,310,000
Underwriting discount	.600%	$3,000,000.650%		$3,250,000
Proceeds, before expenses, to Computer Sciences Corporation	99.065%	$495,325,000	98.612%	$493,060,000

    The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from June 13, 2001 and must be paid by the purchasers if the notes are delivered after June 13, 2001.

    The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on June 13, 2001.

Goldman, Sachs & Co.
JPMorgan
Merrill Lynch & Co.
Morgan Stanley Dean Witter

Salomon Smith Barney
Banc One Capital Markets, Inc.
BNY Capital Markets, Inc.
Dresdner Kleinwort Wasserstein
First Union Securities, Inc.
Scotia Capital
Wells Fargo Brokerage Services, LLC

Prospectus Supplement dated June 8, 2001.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. You may also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. You may read and copy reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Information about our company is also available to the public from our website at http://www.csc.com.

    We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended. This prospectus supplement does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and the notes. You may inspect the registration statement and its exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., in Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

    The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by information that is included directly in this prospectus supplement. The information filed by us with the SEC in the future will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all the notes:

  1.
  Our Amended Annual Report on Form 10-K for the fiscal year ended March 31, 2000;
  2.
  Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000, September 29, 2000 and December 29, 2000; and
  3.
  Our Current Reports on Form 8-K dated June 20, 2000, May 14, 2001 and May 23, 2001.

    You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Investor Relations
Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245
(310) 615-0311

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FORWARD-LOOKING STATEMENTS

    This prospectus supplement contains or incorporates by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and the like. These statements represent our intentions, plans, expectations and beliefs and are subject to risks, uncertainties and other factors. Many of these factors are outside our control and could cause actual results to differ materially from such forward-looking statements. These factors include, among others:

  •
  competitive pressures;

  •
  our ability to consummate acquisitions and form alliances;

  •
  our ability to attract and retain key personnel;

  •
  changes in the demand for information technology outsourcing and business process outsourcing;

  •
  changes in U.S. federal government spending levels for information technology services;

  •
  our ability to continue to develop and expand our service offerings to address emerging business demands and technological trends;

  •
  changes in the financial condition of our commercial customers;

  •
  the future profitability of our customer contracts;

  •
  general economic conditions and fluctuations in currency exchange rates in countries in which we do business; and

  •
  other risks discussed in this prospectus supplement, the accompanying prospectus and our filings with the SEC.

RECENT DEVELOPMENTS

Earnings Release

    We issued a press release regarding our fourth quarter earnings on May 14, 2001, which was included in a Current Report on Form 8-K dated May 14, 2001 and is incorporated herein by reference. See "Where You Can Find More Information."

Recent Contract Awards and Extensions

    In January 2001, NASA awarded us a six and one-half year contract to support its Center for Computational Sciences at Goddard Space Flight Center in Greenbelt, Maryland. As the prime contractor, we will acquire, install and manage supercomputer systems for the Center. We will also provide systems programming and software engineering to the Center.

    In March 2001, we amended our seven-year information technology outsourcing agreement with Nortel Networks. The amendment increases the scope of our original agreement to provide Nortel Networks with support for desktops, workstations and servers, help-desk operations, data center infrastructure management, and legacy applications development.

    In March 2001, we agreed to extend the desktop support portion of our outsourcing agreement with Raytheon Company through January 2010. Under the agreement, we will provide support for desktops in Raytheon's California, Arizona, and Washington, D.C. facilities. The agreement will

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become part of our 1999 information technology services agreement with Raytheon, under which we manage a significant portion of Raytheon's information technology infrastructure, including mainframes and data centers in Texas and Massachusetts, help-desk support, and network operations including voice services and telecommunications.

    In March 2001, we entered into a five-year information technology outsourcing agreement with AMP Limited for AMP Limited's United Kingdom operations. Under the terms of the agreement, we will manage mainframe and midrange services, voice and data networks, service help desks, desktops, servers, and high-volume printing for AMP Limited's United Kingdom operations.

    In April 2001, Saint Vincent Catholic Medical Centers of New York hired us to develop its information systems capabilities. Under the terms of the seven-year outsourcing agreement, we will manage Saint Vincent's business and clinical information systems, including telecommunications, legacy software applications, mainframe and midrange computers, desktop computers and help-desk operations.

    In April 2001, the United States Navy selected us as one of 21 contractors to provide professional support services for the Naval Sea System Command and its affiliated directorates, program executive offices and field activities. As a selected contractor, we will provide to the Naval Sea System Command a wide range of engineering, logistics, program management and financial management services under separate multi-award, task-order contracts.

    In May 2001, we entered into a seven-year information technology contract with Childrens Hospital Los Angeles to develop Childrens Hospital's information systems capabilities. Under the terms of the agreement, we will manage Childrens Hospital's business and clinical information systems, including mainframe and midrange computers, desktop computers, help-desk operations, voice and data communications, and applications maintenance and development.

Recent Acquisitions

    On June 28, 2000, we launched a tender offer to acquire the outstanding shares of Mynd Corporation, a publicly-traded South Carolina company that provides systems, services, sourcing, and e-business solutions to the global insurance and related financial services industries. We completed the acquisition of Mynd on December 27, 2000 for a purchase price of $816 million, including the assumption of $243 million of Mynd's outstanding debt. We issued commercial paper in an aggregate amount of $800 million to finance the Mynd acquisition. The commercial paper matures on December 27, 2001 but can be redeemed in advance of maturity.

    In March 2001, we acquired InfoSer SpA of Milan, Italy in an all cash transaction. InfoSer provides information technology systems integration, implementation and maintenance services, application consulting and software products to the Italian banking market.

USE OF PROCEEDS

    We will receive estimated net proceeds of $987,311,000 from the sale of the notes (after deducting the underwriting discounts and commissions and estimated expenses payable by us). We intend to use the net proceeds from the sale of the notes for general corporate purposes, including the reduction of the balance of our outstanding commercial paper when it matures or is redeemed. A portion of our outstanding commercial paper was issued to finance our recent acquisition of Mynd Corporation. See "Recent Developments — Recent Acquisitions." The balance of our outstanding commercial paper was used for general corporate purposes and will mature or be redeemable on a rolling basis no more than 40 days following the date of issuance of the notes. As of May 25, 2001, the principal balance of our outstanding commercial paper was approximately $1.5 billion, with a weighted average interest rate of 4.63%.

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CAPITALIZATION

    The following table summarizes our debt and stockholders' equity as of December 29, 2000: (1) on a historical basis and (2) as adjusted to reflect the sale of the notes and the application of the estimated net proceeds as described under "Use of Proceeds." You should read this table in conjunction with the consolidated financial statements and related notes included in our Amended Annual Report on Form 10-K for the fiscal year ended March 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended December 29, 2000, both of which are incorporated herein by reference.

	As of December 29, 2000
	Actual	As Adjusted
	(in millions of dollars)
Current debt:
Commercial paper	$882.7	$
Notes payable	167.2		167.2
Current maturities of long-term debt	157.1		157.1
Current maturities of capitalized lease liabilities	3.7		3.7

Total current debt	1,210.7		328.0

Long-term debt:
Commercial paper	321.0		216.6
6 1/4% Notes, due March 15, 2009	200.0		200.0
7 1/2% Notes, due August 8, 2005	500.0		500.0
6 3/4% Notes, due June 15, 2006			500.0
7 3/8% Notes, due June 15, 2011			500.0
Other notes payable	45.6		45.6
Capitalized lease liabilities	4.9		4.9

Total long-term debt	1,071.5		1,967.1

Stockholders' equity:
Preferred stock, par value $1 per share; authorized 1,000,000 shares; none issued
Common stock, par value $1 per share; authorized 750,000,000 shares; issued 168,952,520 shares*	168.9		168.9
Additional paid-in capital	957.3		957.3
Earnings retained for use in business	2,331.7		2,331.7
Accumulated other comprehensive loss	(140.5)		(140.5)

	3,317.4		3,317.4
Less common stock in treasury, at cost, 412,617 shares	(17.4)		(17.4)
Unearned restricted stock and other	(.1)		(.1)

Stockholders' equity, net	3,299.9		3,299.9

Total capitalization	$5,582.1		$5,595.0

*
Effective August 15, 2000, our Restated Articles of Incorporation were amended to increase our authorized common stock from 275,000,000 shares to 750,000,000 shares. The accompanying prospectus incorrectly states that, as of the date of such prospectus, our authorized common stock consisted of 275,000,000 shares.

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RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of our last five fiscal years and our nine months ended December 29, 2000 appears below. We computed the ratio of earnings to fixed charges by dividing the sum of fixed charges and income before taxes by fixed charges. Fixed charges consist of interest expense and the estimated interest component of rent expense.

	Fiscal Years Ended					Nine Months Ended December 29, 2000
	March 31, 2000	April 2, 1999	April 3, 1998	March 28, 1997	March 29, 1996
Ratio of earnings to fixed charges	6.01x	5.72x	2.98x	4.23x	3.37x	4.52x

SELECTED FINANCIAL DATA

    The selected consolidated financial data below have been derived from our audited consolidated financial statements, except for the financial data for the nine months ended December 29, 2000 and December 31, 1999, which have been derived from our unaudited consolidated financial statements. You should read the financial data presented below in conjunction with our consolidated financial statements and accompanying notes included in our Amended Annual Report on Form 10-K for the fiscal year ended March 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended December 29, 2000, both of which are incorporated herein by reference.

    As disclosed in our Amended Annual Report on Form 10-K for the fiscal year ended March 31, 2000, our consolidated financial statements for periods prior to November 16, 1999 have been restated to include the financial position and results of operations for Nichols Research Corporation, which was acquired by us on that date in a transaction accounted for as a pooling of interests. The restatement combines results from Nichols' fiscal years ended August 31, 1999 and August 31, 1998 with results from our fiscal years ended April 2, 1999 and April 3, 1998. Therefore, our restated twelve months for our fiscal years 1999 and 1998 reflect Nichols' twelve months ended August 31. Our restated fiscal year 2000 data include Nichols' results based on our fiscal year. Due to the alignment of fiscal periods, Nichols' results of operations for the same five months of April to

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August 1999 are reported in both our fiscal years 2000 and 1999 data. The information set forth under the caption "Other Data" is unaudited.

	Nine Months Ended		Fiscal Years Ended
	December 29, 2000	December 31, 1999	March 31, 2000	April 2, 1999	April 3, 1998
	(In millions, except per share amounts, ratios and percentages)
Statement of Earnings Information:
Revenues	$7,626.9	$6,795.5	$9,370.7	$8,111.4	$7,027.9

Cost of services	6,033.2	5,353.7	7,352.5	6,349.5	5,500.5
Selling, general and administrative	580.4	581.8	779.4	735.7	640.6
Depreciation and amortization	467.0	393.8	545.7	456.9	397.8
Interest expense	67.6	42.7	58.1	49.4	51.4
Interest loss	(12.7)	(13.7)	(17.6)	(15.0)	(10.0)
Special charges(1)	84.2	41.1	41.1		233.2

Total costs and expenses	7,219.7	6,399.4	8,759.2	7,576.5	6,813.5

Income before taxes	407.2	396.1	611.5	534.9	214.4
Taxes on income	136.6	136.1	208.6	179.4	(60.2)

Net income	$270.6	$260.0	$402.9	$355.5	$274.6

Earnings per share
Basic	$1.61	$1.57	$2.42	$2.17	$1.71
Diluted	1.58	1.54	2.37	2.12	1.67
Other Data:
Capital expenditures	$579.1	$409.3	$585.6	$438.9	$358.6
Debt as a percentage of total capitalization	40.9%	25.1%	22.9%	27.9%	26.3%
Balance Sheet Information:
Cash and cash equivalents	$171.3	$239.4	$260.4	$617.9	$286.0
Working capital	29.1	812.5	782.4	661.5	845.8
Total assets	7,986.1	5,579.5	5,874.1	5,260.4	4,274.1
Total debt	2,282.2	965.3	901.6	1,003.6	773.9
Stockholders' equity	3,299.9	2,887.7	3,044.0	2,588.5	2,171.0

Footnote to appear on following page.

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Footnote to table from previous page.

(1)
We recorded a special item of $84.2 million ($57.3 million after tax), or 34 cents per share after tax, during the third quarter of fiscal year 2001. In connection with our acquisition of Mynd Corporation, we reviewed our global financial services operations, product strategies, and the carrying value of our applicable assets. This charge is comprised of $58.2 million related to non-cash adjustments to the carrying value of capitalized software and the write-off of other assets and intangibles and $16.6 million related to severance costs of 800 financial services employees. The special charge also includes $9.4 million related to a legal settlement and write-off of assets from operations previously sold or phased-out.

  We recorded a special item of $39.1 million ($28.5 million after tax), or 17 cents per share after tax, during the third quarter of fiscal year 2000. This charge, relating to our November 16, 1999 acquisition of Nichols, included approximately $9.3 million for investment banking and transaction expenses, $23.5 million related to the write-off of capitalized software attributed to duplicate market offerings and the write-off of other assets and intangibles, and $6.3 million related to employee severance costs and elimination of duplicate facilities.

  Also during the third quarter of fiscal year 2000, we recorded a special item of $2.0 million ($1.3 million after tax) for legal and other costs, net of recoveries, associated with the resolution of the remaining issues relating to our fiscal year 1998 response to a failed take-over attempt.

  We recognized a net special credit of $1.7 million, or 1 cent per share after tax, during the first quarter of fiscal year 1998 because of developments at CSC Enterprises, a general partnership of which we, through an affiliate, are the managing general partner. A tax benefit of $135.0 million and an after-tax special charge of $133.3 million ($208.4 million before tax) caused the net special credit.

  During the first quarter of fiscal year 1998, certain partners withdrew from CSC Enterprises. As a result of these withdrawals, CSC Enterprises took actions that caused us to recognize an increase in the tax basis of certain assets. As required by Statement of Financial Accounting Standards No. 109, this tax basis increase from the previous tax basis resulted in a deferred tax asset of $135.0 million and a corresponding reduction of our provision for income taxes. The tax basis increase is temporary and will be realized over time through an increase in depreciation and amortization expense for income tax purposes.

  In connection with these developments, CSC Enterprises reviewed its operations, its market opportunities and the carrying value of its assets. Based on this review, in the first quarter of fiscal year 1998, CSC Enterprises initiated a plan to eliminate certain offerings and write down assets, primarily within its telecommunications operations. As a result of these plans, we recognized a pre-tax special charge of $208.4 million ($133.3 million after tax). This special charge included goodwill write-offs of $56.3 million ($35.0 million after tax), contract termination costs of $54.3 million ($34.0 million after tax), deferred contract costs and other assets of $33.1 million ($20.5 million after tax), telecommunications software and accruals of $35.8 million ($22.3 million after tax), telecommunications property, equipment and intangible assets of $18.9 million ($11.7 million after tax), and other non-tax deductible costs of $10.0 million.

  In the fourth quarter of fiscal year 1998, we recorded a before-tax special charge of $20.7 million, or 8 cents per share after tax, for costs relating to our response to a failed take-over attempt. The charge is comprised of $14.4 million for investment banking expenses and $6.3 million for other expenses such as legal costs, public relations and shareholder communications.

  During fiscal year 1998, Nichols recorded special charges of $4.1 million, or 2 cents per share after tax. These charges were comprised of $2.0 million for purchased in-process research and development activities, $.2 million for merger-related expenses in connection with several acquisitions made during the year and $1.9 million related to the impairment of assets related to Nichols' insurance line of business.

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DESCRIPTION OF THE NOTES

    The following description of the two series of notes supplements the more general description of debt securities that appears in the accompanying prospectus. You should read this section together with the section entitled "Description of Debt Securities" in the accompanying prospectus. If there are any inconsistencies between this section and the accompanying prospectus, you should rely on the information in this section. Capitalized terms used in this prospectus supplement and not defined in this prospectus supplement have the same meanings given to them in the accompanying prospectus or in the indenture referred to in this prospectus supplement.

Terms of the Debt Securities

    The 6 3/4% Notes and the 7 3/8% Notes will each:

  •
  be debt securities as described in the accompanying prospectus;

  •
  mature on June 15, 2006 and June 15, 2011, respectively;

  •
  bear interest at the rate of 6 3/4% per annum and 7 3/8% per annum, respectively;

  •
  be limited to $500,000,000 aggregate principal amount;

  •
  be issued as a new and separate series under an indenture for senior debt securities dated as of February 26, 2001 between us and Citibank, N.A., as trustee, which is more fully described in the accompanying prospectus, as supplemented by the supplemental indenture amending the indenture;

  •
  be in registered form without coupons in denominations of $1,000 and integral multiples of $1,000;

  •
  be our direct, unconditional, unsecured and unsubordinated general obligations;

  •
  be ranked equally among themselves, without preference of one over the other, and at least equally with all of our other outstanding unsecured and unsubordinated general obligations;

  •
  be subject to defeasance and covenant defeasance as described in the accompanying prospectus;

  •
  be effectively subordinate to the indebtedness of our subsidiaries; at December 29, 2000, our subsidiaries had outstanding indebtedness, including capitalized leases, of $300 million;

  •
  be subject to redemption as described in the section entitled "Description of the Notes — Redemption at Our Option"; and

  •
  not be subject to any sinking fund.

    Interest on the 6 3/4% Notes and the 7 3/8% Notes will:

  •
  accrue from June 13, 2001 or from the most recent interest payment date to which interest has been paid or provided for;

  •
  be payable on June 15 and December 15 of each year, commencing December 15, 2001, to the holders of record at the close of business on the date fifteen days prior to each interest payment date; and

  •
  be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    If any interest payment date or maturity date would otherwise be a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business

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Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.

    "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York, New York or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed.

Redemption at Our Option

    The notes of each series will be redeemable as a whole or in part, at our option, at any time, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed, and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on such notes (not including any portion of such interest payments accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points in the case of the 6 3/4% Notes, or the Treasury Rate plus 30 basis points in the case of the 7 3/8% Notes, plus, in either of the above cases, accrued and unpaid interest on such notes to the date of redemption.

    For purposes of this section "Redemption at Our Option," the following terms have the following meanings:

    "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes.

    "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

    "Independent Investment Banker" means Goldman, Sachs & Co., or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment institution of national standing selected by us and appointed by the trustee.

    "Reference Treasury Dealer" means each of (1) Goldman, Sachs & Co., J.P. Morgan Securities Inc., Merrill Lynch Government Securities Inc. and Morgan Stanley & Co. Incorporated and their successors (unless any of those entities ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we shall substitute another Primary Treasury Dealer); and (2) any other Primary Treasury Dealer selected by us.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

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    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    Notice of any redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem notes of a series, the trustee will select in a fair and appropriate manner the notes of such series to be redeemed.

    Unless we default in payment of the redemption price and accrued and unpaid interest on the series of notes to be redeemed, on and after the redemption date, interest will cease to accrue on the notes of that series or portions thereof called for redemption.

    If any redemption date would otherwise be a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.

Limitation on Our Ability to Incur Liens

    Other than as provided below under "We May Incur Permitted Liens and We May Enter into Permitted Sale/Leaseback Transactions," neither we nor any of our Subsidiaries may create, incur, assume or suffer to exist any Lien upon any of our assets to secure any Indebtedness, except for:

  •
  Liens existing on the date of the supplemental indenture relating to the notes;

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements) of any Lien existing on the date of the supplemental indenture relating to the notes;

  •
  Liens on property existing at the time we or any of our Subsidiaries acquires such property, provided that such Liens (1) are not incurred in connection with, or in contemplation of the acquisition of the property acquired and (2) do not extend to or cover any of our property or assets or any of our Subsidiaries' property or assets other than the property so acquired;

  •
  Liens on any property of a person existing at the time such person becomes our Subsidiary or is merged into or consolidated with us or a Subsidiary or at the time of a sale, lease or other disposition of the properties of such person as an entirety or substantially as an entirety to us or a Subsidiary; provided that such Liens (1) are not incurred in connection with or in contemplation of such person becoming a Subsidiary or merging or consolidating with us or a Subsidiary or are not incurred in connection with or in contemplation of the sale, lease or other disposition of the properties of such person and (2) do not extend to or cover any of our property or assets or any of our Subsidiaries' property or assets other than the property of such person; and

  •
  purchase money Liens upon or in any real or personal property (including fixtures and other equipment) we or any of our Subsidiaries hold or have acquired to secure the purchase price of such property or to secure Indebtedness incurred solely to finance or refinance the acquisition or improvement of such property and incurred within 180 days after completion of such acquisition or improvement; provided that no such Lien will extend to or cover any property other than the property being acquired or improved.

    For purposes of this prospectus supplement, the following terms have the following meanings:

    "Indebtedness" means, with respect to any person, and without duplication:

  •
  any liability of such person

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    (1)
    for borrowed money, or

    (2)
    for any letter of credit for the account of such person supporting obligations of such person or other persons, or

    (3)
    evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or

    (4)
    for the payment of money relating to a capitalized lease; and

  •
  any liability of others described in the preceding bullet point that the person has guaranteed or that is otherwise its legal liability; and

  •
  any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in the bullet points above.

    "Lien" means any lien, security interest, charge, mortgage, pledge or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest other than an agreement to secure Indebtedness equally and ratably upon the incurrence of other secured Indebtedness).

    "Subsidiary" means:

  •
  a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time directly or indirectly owned by us, by us and our Subsidiary or Subsidiaries, or by our Subsidiary or Subsidiaries, or

  •
  any other person (other than a corporation) in which we, or we and our Subsidiary or Subsidiaries, or our Subsidiary or Subsidiaries directly or indirectly at the date of determination thereof has at least a majority ownership interest.

Limitation on Our Ability to Enter into Sale/Leaseback Transactions

    Other than as provided below under "We May Incur Permitted Liens and We May Enter into Permitted Sale/Leaseback Transactions," neither we nor any of our Subsidiaries may enter into any Sale/Leaseback Transaction unless we or such Subsidiary would be entitled, pursuant to the provisions described in the bullet points under "Limitation on Our Ability to Incur Liens" above, to create, incur, assume or suffer to exist a Lien on the property subject to such Sale/Leaseback Transaction.

    For purposes of this prospectus supplement, the following term has the following meaning:

    "Sale/Leaseback Transaction" means any arrangement with any person (other than us or any of our Subsidiaries) providing for a capitalized lease by us or any of our Subsidiaries of any property which has been or is to be sold or transferred by us or any of our Subsidiaries to such person or to any person (other than us or any of our Subsidiaries) by whom funds have been or are to be advanced on the security of the leased property.

We May Incur Permitted Liens and We May Enter into Permitted Sale/Leaseback Transactions

    Notwithstanding the restrictions set forth above under "Limitation on Our Ability to Incur Liens" and "Limitation on Our Ability to Enter into Sale/Leaseback Transactions," we or any of our Subsidiaries may create, incur, assume or suffer to exist any Lien or enter into any Sale/Leaseback Transactions not otherwise permitted as described above; provided that at the time of such event, and after giving effect to that event, the aggregate amount of all Indebtedness secured by Liens

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permitted by this paragraph (excluding the Liens permitted pursuant to the bullet points under "Limitation on Our Ability to Incur Liens" above) and the aggregate amount of all Attributable Debt in respect of Sale/Leaseback Transactions permitted by this paragraph (excluding the Sale/Leaseback Transactions permitted under "Limitation on Our Ability to Enter into Sale/Leaseback Transactions" above), measured, in each case, at the time any such Lien is incurred or any such Sale/Leaseback Transaction is entered into, by us or any Subsidiary does not exceed 20% of the Consolidated Net Tangible Assets.

    For purposes of this section "We May Incur Permitted Liens and We May Enter into Permitted Sale/Leaseback Transactions," the following terms have the following meanings:

    "Attributable Debt" with respect to any Sale/Leaseback Transaction means the present value of the minimum rental payments called for during the term of the lease (including any period for which such lease has been extended), determined in accordance with generally accepted accounting principles, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

    "Consolidated Net Tangible Assets" means, as of any particular time, the aggregate amount of our assets and the assets of our Subsidiaries (in each case, less applicable reserves and other properly deductible items) after deducting from such amount:

  •
  all current liabilities other than (1) notes and loans payable, (2) current maturities of long-term debt and (3) current maturities of capital lease obligations, and

  •
  intangible assets, to the extent included in such aggregate assets, all as set forth on the then most recent consolidated balance sheet of us and our consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

Events of Default

    In addition to the events described under "Description of Debt Securities — Events of Default" in the accompanying prospectus, an event of default (the "Additional Event of Default") will exist for the 6 3/4% Notes and the 7 3/8% Notes under the indenture if any of our Indebtedness in the aggregate outstanding principal amount of $100 million or more either (1) becomes due and payable prior to the due date for payment of such Indebtedness by reason of acceleration of such Indebtedness following our default or (2) is not repaid at, and remains unpaid after, maturity as extended by any applicable period of grace or any guarantee given by us in respect of Indebtedness of any other person in the aggregate outstanding principal amount of $100 million or more is not honored when, and remains dishonored after, becoming due.

    The holders of a majority in principal amount of the outstanding notes of an affected series may waive such default or event of default with respect to such series and its consequences. Any such waiver shall cure such default or event of default with respect to such series.

Compliance Certificates and Opinions of Counsel

    The indenture requires us to furnish the following to the trustee under certain circumstances:

  •
  within 120 days after the end of each fiscal year, a certificate as to compliance with the indenture;

  •
  as soon as we have knowledge of an event of default or an event that with notice or the lapse of time or both would constitute an event of default, a certificate specifying the event of default and a statement of any proposed action with respect to the event;

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  •
  prior to the closing of any consolidation, merger into, sale, transfer, lease or conveyance of our assets substantially as an entirety to any domestic corporation, a certificate as to compliance with the indenture and the conditions set forth in the accompanying prospectus under the heading "Description of Debt Securities — Limitation on Our Ability to Consolidate, Merge and Sell Assets";

  •
  as may be required by the SEC, information, documents and reports as to compliance with the indenture; and

  •
  upon request, in connection with any action that we may ask the trustee to take under the indenture, a certificate and/or an opinion of counsel as to compliance with conditions precedent in the indenture relating to the proposed action.

Book-Entry System and Form of Notes

    The notes of each series will be represented by beneficial interests in one or more single, permanent global notes in fully registered form without interest coupons and will be deposited with the trustee as custodian for The Depository Trust Company and registered in the name of a nominee of The Depository Trust Company.

    Ownership of beneficial interests in a global note will be limited to The Depository Trust Company participants or persons that may hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by The Depository Trust Company or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    The Depository Trust Company or its nominee, as the case may be, as registered holder of a global note, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the notes and the indenture. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with The Depository Trust Company's applicable procedures (in addition to those under the indenture).

    Principal and interest payments on notes represented by a global note registered in the name of The Depository Trust Company or its nominee will be made to The Depository Trust Company or its nominee, as the case may be, as the registered owner of such global note. Neither we, the trustee nor any paying agent for such notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that The Depository Trust Company, upon receipt of any payment of principal or interest on a global note, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of The Depository Trust Company. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the account of customers registered in "street names," and will be the responsibility of such participants.

    The Depository Trust Company has advised us as follows: The Depository Trust Company is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

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The Depository Trust Company holds securities that its participants deposit with The Depository Trust Company and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to The Depository Trust Company and its participants are on file with the Securities and Exchange Commission.

Trustee

    Citibank, N.A. will serve as the trustee for the notes. In the ordinary course of its business, Citibank, N.A. and its affiliates have performed, and may in the future perform, commercial banking and related services for us and our affiliates and have received customary compensation therefor. For example, Citibank, N.A. serves as the trustee in connection with our 6 1/4% Notes due March 2009 and our 7 1/2% Notes due August 8, 2005, as the fiscal agent in connection with the 6.50% Guaranteed Notes due November 15, 2001 issued by our affiliate, CSC Enterprises, and guaranteed by us, and as issuing and paying agent under two of our commercial paper facilities. In addition, Citicorp USA, Inc., an affiliate of Citibank, N.A., serves as the agent for the lenders in two of our commercial paper backstop credit agreements. An affiliate of Citibank, N.A. provides our company-wide credit card. Our affiliate, CSC Australia Pty Ltd, has an uncommitted master bond and letter of credit facility, an uncommitted cash advance credit facility and an uncommitted master loan facility with Citibank N.A. (Sydney Branch), an affiliate of Citibank, N.A.

    The address of the relevant corporate trust office of the trustee is Citibank, N.A., 111 Wall Street, 5th Floor, New York, New York 10043.

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UNDERWRITING

    Computer Sciences Corporation and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of each series of notes indicated in the following table.

Underwriters	Principal Amount of 6 3/4% Notes	Principal Amount of 7 3/8% Notes
Goldman, Sachs & Co.	$320,000,000	$320,000,000
J.P. Morgan Securities Inc.	40,000,000	40,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	40,000,000	40,000,000
Morgan Stanley & Co. Incorporated	40,000,000	40,000,000
Salomon Smith Barney Inc.	15,000,000	15,000,000
Banc One Capital Markets, Inc.	7,500,000	7,500,000
BNY Capital Markets, Inc.	7,500,000	7,500,000
Dresdner Kleinwort Wasserstein Securities LLC	7,500,000	7,500,000
First Union Securities, Inc.	7,500,000	7,500,000
Scotia Capital (USA) Inc.	7,500,000	7,500,000
Wells Fargo Brokerage Services, LLC	7,500,000	7,500,000

Total	$500,000,000	$500,000,000

    Notes sold by the underwriters to the public will initially be offered at the respective initial public offering prices set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to .35% of the principal amount of the 6 3/4% Notes and .40% of the principal amount of the 7 3/8% Notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to .25% of the principal amount of such series of notes. If all the 6 3/4% Notes and the 7 3/8% Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

    The notes are new issues of securities with no established trading market. Computer Sciences Corporation has been advised by the underwriters that the underwriters intend to make a market in the notes but the underwriters are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

    In connection with the offering of the notes, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of either series of notes. As a result, the price of the notes may be higher than the price that

S–16

otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Computer Sciences Corporation estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,074,000.

    Computer Sciences Corporation has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with Computer Sciences Corporation. They have received customary fees and commissions for these transactions. For example, Goldman, Sachs & Co. acted as Computer Sciences Corporation's financial advisor in connection with its tender offer to acquire Mynd Corporation. See "Recent Developments — Recent Acquisitions." In addition, Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., has entered into a contract with the Pinnacle Alliance, a team led by Computer Sciences Corporation, to manage key parts of Pinnacle Alliance's global technology structure. Each of Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as an underwriter in connection with Computer Sciences Corporation's 6 1/4% Notes due March 15, 2009 and with Computer Sciences Corporation's 7 1/2% Notes due August 8, 2005, and Morgan Stanley & Co. Incorporated also served as an underwriter in connection with Computer Sciences Corporation's 7 1/2% Notes due August 8, 2005. Each of Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. acts as a commercial paper dealer under Computer Sciences Corporation's commercial paper program. Computer Sciences Corporation provides consulting and information technology services to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to Morgan Stanley Dean Witter & Co., an affiliate of Morgan Stanley & Co. Incorporated. The Bank of New York, an affiliate of BNY Capital Markets, Inc., serves as trustee of Computer Sciences Corporation's benefit plans and Wachovia Bank, N.A., an affiliate of First Union Securities, Inc., serves as trustee under the stock employee compensation trust of one of Computer Sciences Corporation's subsidiaries. Finally, certain of the underwriters participating in this offering are members of the syndicate of banks providing standby support for Computer Sciences Corporation's commercial paper program.

LEGAL MATTERS

    Gibson, Dunn & Crutcher LLP of Los Angeles, California will issue an opinion to us about certain legal matters relating to the notes. Latham & Watkins of Los Angeles, California will issue an opinion to the underwriters about certain legal matters relating to the notes. Latham & Watkins renders certain legal services to us.

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PROSPECTUS

$1,000,000,000

Debt Securities

Preferred Stock

Common Stock

    This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of debt securities, preferred stock and common stock described in this prospectus in one or more offerings. This prospectus provides a general description of the securities we may offer. Each time we sell securities we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

    The aggregate initial offering price of all securities sold under this prospectus will not exceed $1,000,000,000.

    Our common stock is listed on the New York Stock Exchange under the symbol "CSC."

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2001

    No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

    Within this prospectus, we sometimes refer to years without specifying a month or day. In all such cases, unless we specifically refer to a calendar year, the reference is to our fiscal year ended on the Friday closest to March 31 of such year. Whenever we refer to the "Company" or to "us," or use the terms "we" or "our" in this prospectus, we are referring to Computer Sciences Corporation and its subsidiaries. However, for purposes of the sections entitled "Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends", "Description of Debt Securities" and "Description of the Capital Stock," whenever we refer to the "Company" or to "us," or use the terms "we" or "our," we are referring only to Computer Sciences Corporation. Whenever we refer to the "securities" in this prospectus, we are referring to the debt securities, common stock and preferred stock described in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. You may also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. You may read and copy reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Information about our company is also available to the public from our website at http://www.csc.com.

    We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and the securities. You may inspect the registration statement and its exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., in Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

    The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus. The information filed by us with the SEC in the future will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all the securities:

  1.
  Our Amended Annual Report on Form 10-K for the fiscal year ended March 31, 2000;
  2.
  Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000 and September 29, 2000; and
  3.
  Our Current Report on Form 8-K dated June 20, 2000.

    You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Investor Relations
Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245
(310) 615-0311

FORWARD-LOOKING STATEMENTS

    This prospectus contains or incorporates by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and the like. These statements represent our intentions, plans, expectations and beliefs and are subject to risks, uncertainties and other factors. Many of these factors are outside our control and could cause actual results to differ materially from such forward-looking statements. These factors include, among others:

  •
  competitive pressures

  •
  our ability to consummate strategic acquisitions and alliances

  •
  our ability to attract and retain key personnel

  •
  changes in the demand for information technology outsourcing and business process outsourcing

  •
  changes in U.S. federal government spending levels for information technology services

  •
  our ability to continue to develop and expand our service offerings to address emerging business demands and technological trends

  •
  changes in the financial condition of our commercial customers

  •
  the future profitability of our customer contracts

  •
  general economic conditions and fluctuations in currency exchange rates in countries in which we do business

  •
  other risks discussed in this prospectus, the applicable prospectus supplement and our filings with the SEC

THE SECURITIES WE MAY OFFER

    This prospectus is part of a registration statement we filed with the SEC pursuant to a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus up to a total dollar amount of $1,000,000,000. We may sell these securities either separately or in combination with other securities as units.

    The types of securities that we may offer and sell by this prospectus are:

  •
  debt securities, which we may issue in one or more series and which may be unsubordinated or subordinated in ranking;

  •
  preferred stock, which we may issue in one or more series; and

  •
  common stock.

    We may issue debt securities convertible into shares of our common stock or our other securities. We also may issue preferred stock convertible into shares of our common stock or another series of preferred stock.

    This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of the particular securities offered. In each prospectus supplement we will include the following information:

  •
  the type and amount of securities which we propose to sell;

  •
  the initial public offering price of the securities;

  •
  the names of the underwriters or agents, if any, through or to which we will sell the securities;

  •
  any compensation of those underwriters or agents;

  •
  information about any securities exchanges or automated quotation systems on which the securities will be listed or traded;

  •
  any material United States federal income tax considerations applicable to the securities; and

  •
  any other material information about the offering and sale of the securities.

THE COMPANY

    We are one of the world leaders in the information technology ("IT") services industry. For forty-one years, we have helped our clients use IT more efficiently, thus improving their operations and profitability. We do not have exclusive agreements with hardware or software providers, and we believe that our "vendor neutrality" enables us to better identify and manage solutions specifically tailored to each client's needs.

    We offer a broad array of professional services to clients in the global commercial and government markets, specializing in the application of advanced and complex IT to achieve our customers' strategic objectives. Our services include:

  •
  Outsourcing—Operating all or a portion of a client's technology infrastructure, including systems analysis, applications development, network operations, desktop computing and data center management, or managing a client's non-core business functions, such as claims processing, credit checking, or customer call centers.

  •
  Systems Integration—Designing, developing, implementing and integrating complete information systems.

  •
  IT and Management Consulting—Advising clients on the acquisition and strategic use of IT, and on business strategy, operations, change management and business process reengineering.

  •
  End-to-End E-Business Solutions—Providing solutions that adjust to the needs of large commercial and government clients and new e-commerce entrants.

    We provide services primarily in global commercial industries and to the U.S. Federal Government.

    We provide services to global commercial clients in a number of industries, including the following:

  •
  aerospace

  •
  automotive

  •
  chemical and energy

  •
  consumer goods

  •
  financial services

  •
  healthcare

  •
  manufacturing

  •
  media

  •
  public sector

  •
  retail and distribution

  •
  telecommunications

  •
  traffic and transportation

  •
  travel and hospitality

  •
  utilities

    We are incorporated under the laws of Nevada. Our principal executive offices are located at 2100 East Grand Avenue, El Segundo, California 90245, and our telephone number is (310) 615-0311.

USE OF PROCEEDS

    We intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, the repayment of existing indebtedness, or for any other purposes that may be described in an accompanying prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of our last five fiscal years appears below. We computed the ratio of earnings to fixed charges by dividing the sum of fixed charges and income before taxes by fixed charges. We calculated the ratio of earnings to combined fixed charges and preferred stock dividends as described above except that fixed charges were combined with preferred stock dividends for the periods indicated. The ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends are identical for the periods indicated because we have had no outstanding preferred stock during such periods. Fixed charges consist of interest expense and the estimated interest component of rent expense.

Fiscal Years Ended
	March 31, 2000	April 2, 1999	April 3, 1998	March 28, 1997	March 29, 1996
Ratio of earnings to fixed charges	6.01x	5.72x	2.98x	4.23x	3.37x
Ratio of earnings to combined fixed charges and preferred stock dividends	6.01x	5.72x	2.98x	4.23x	3.37x

DESCRIPTION OF DEBT SECURITIES

    The debt securities will be our direct unsecured general obligations. The debt securities will be either unsubordinated debt securities or subordinated debt securities. Unsubordinated debt securities will be issued under one or more "Senior Indentures" and subordinated debt securities will be issued under one or more "Subordinated Indentures", in each case between us and a trustee chosen by us that is qualified to act as such under the Trust Indenture Act, of 1939, as amended. Together the Senior Indentures and the Subordinated Indentures are called "Indentures". References in the prospectus to an "Indenture" are references to the applicable indenture under which a particular series of debt securities is issued. The Indentures may be amended or supplemented from time to time and are governed by the Trust Indenture Act.

    We have summarized material provisions of the Indentures below. The summary is not complete. We are filing the forms of the Indentures as exhibits to the registration statement of which this prospectus is a part, and you may inspect them as described under the heading "Where You Can Find More Information" at page 3. In the summary below, we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. We will describe the particular terms of each series of debt securities in the prospectus supplement or prospectus supplements relating to such series.

Terms of the Debt Securities

    The debt securities will be our direct unsecured obligations. The unsubordinated debt securities will rank equally with all of our other unsecured unsubordinated debt. The subordinated debt securities will have a junior position to all of our unsubordinated debt.

    The terms relating to a series of debt securities will be set forth in an officer's certificate or a supplemental indenture and will include some or all of the following:

  •
  the title;

  •
  any limit on the amount that may be issued;

  •
  whether or not such series of debt securities will be issued in global form, the terms and who the depository will be;

  •
  the maturity date(s);

  •
  the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record dates for interest payment dates or the method for determining such date(s);

  •
  the place(s) where payments shall be payable;

  •
  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

  •
  the date, if any, after which, and the price(s) at which, such series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

  •
  the date(s), if any, on which, and the price(s) at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, such series of debt securities and other related terms and provisions;

  •
  any provisions granting special rights to holders when a specified event occurs;

  •
  any changes to or additional events of default or covenants;

  •
  any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

  •
  the denominations in which such series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

  •
  with respect to the subordinated debt securities, whether such series of subordinated debt securities will be convertible into shares of common stock or other securities of the Company and the conditions upon which such securities will be convertible;

  •
  whether and upon what terms such series of debt securities may be defeased if different from the provisions set forth in the Indenture; and

  •
  any other terms with respect to such series of debt securities. (Section 2.01)

Conversion

    The terms, if any, on which a series of subordinated debt securities may be convertible into common stock or other securities of the Company will be described in a prospectus supplement. Such terms will include provisions as to whether conversion is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of common stock or other securities of the Company to be received by the holders of such series of subordinated debt securities would be subject to adjustment.

Global Securities

    If the debt securities are represented by one or more global securities, the applicable prospectus supplement will describe the terms of the depositary arrangement with respect to such securities.

Redemption

    If described in the applicable prospectus supplement, we will have the right to redeem the debt securities, from time to time, in whole or in part, on the terms set forth in such prospectus supplement. Such terms will include the date after which we may redeem the debt securities and the price at which we may redeem the debt securities.

Covenants

    Under the Indentures, we will:

  •
  pay the principal, interest and any premium on the debt securities when due (Section 4.01);

  •
  maintain a place of payment (Section 4.02);

  •
  pay all taxes when they are due except where we are contesting such taxes in good faith and by appropriate proceedings (Section 4.04);

  •
  maintain our corporate existence subject to the provisions described below relating to mergers and consolidations (Section 4.05); and

  •
  deliver to the trustee copies of all reports filed with the SEC. (Section 5.03)

    We will describe in the prospectus supplement any other restrictive covenants applicable to a series of debt securities.

Limitation on Our Ability to Consolidate, Merge and Sell Assets

    Except as we may otherwise provide in the applicable prospectus supplement, we, without the consent of the holders of any of the debt securities, may consolidate with, or merge into, or sell, transfer, lease or convey our assets substantially as an entirety to any domestic corporation, if:

  •
  any successor corporation expressly assumes all of our obligations under the debt securities and the Indenture,

  •
  immediately before and after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing, and

  •
  the entity formed by or surviving any such consolidation or merger (if other than us) or to which such sale, transfer, lease or conveyance shall have been made, is a corporation organized and existing under the laws of the United States of America, any state, or the District of Columbia. (Sections 10.01 and 10.02)

    The supplemental indenture pertaining to any series of debt securities may provide for different provisions relating to the consolidation with, or merger into, or sale, transfer, lease or conveyance of our assets. In such cases, the terms of the supplemental indenture will govern for the purposes of such series of debt securities.

Events of Default

    The following are events of default under an Indenture with respect to any series of debt securities issued under such Indenture:

  •
  failure to pay interest when due and such failure continues for 90 days and the time for payment has not been extended or deferred;

  •
  failure to pay the principal (or premium, if any) when due;

  •
  failure to observe or perform any other covenant contained in the debt securities or such Indenture (other than a covenant specifically relating to another series of debt securities), and such failure continues for 90 days after we receives notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series; and

  •
  certain events of bankruptcy, insolvency or reorganization of the Company.

    If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us (and to the trustee if notice is given by such holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. (Section 6.01)

    The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding:

  •
  payment of principal, premium, if any, or interest; or

  •
  certain covenants containing limitations on our ability to make payments on debt securities in certain circumstances.

    Any such waiver shall cure such default or event of default. (Section 6.06)

    Subject to the terms of the Indenture, if an event of default under an Indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

  •
  it is not in conflict with any law or the applicable Indenture;

  •
  the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

  •
  subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding. (Sections 6.04 and 6.06)

    A holder of the debt securities of any series will only have the right to institute a proceeding under an Indenture or to appoint a receiver or trustee, or to seek other remedies if:

  •
  the holder has given written notice to the trustee of a continuing event of default with respect to that series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity, to the trustee to institute such proceedings as trustee; and

  •
  the trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after such notice, request and offer.

    These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities. (Section 6.04)

Modification of Indenture; Waiver

    We and the trustee may change an Indenture without the consent of any holders with respect to certain matters, including:

  •
  to fix any ambiguity, defect or inconsistency in such Indenture or any series of debt securities, including making any such changes as are required for such Indenture to comply with the Trust Indenture Act; and

  •
  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series. (Section 9.01)

    In addition, under the Indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

  •
  extending the fixed maturity of such series of debt securities;

  •
  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any such debt securities; or

  •
  reducing the percentage of debt securities, the holders of which are required to consent to any amendment. (Section 9.02)

    For purposes of calculating the percentage of holders of the debt securities of a particular series entitled to take any action, any debt securities we hold will be excluded.

    An amendment of a provision included solely for the benefit of one or more series of debt securities does not affect the interests of the holders of any other series of debt securities.

    It will not be necessary for the consent of the holders to approve the particular form of any proposed supplement, amendment or waiver, but it shall be sufficient if such consent approves the substance of it.

Form, Exchange, and Transfer

    The debt securities of each series will be issued only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The Indentures will provide that debt securities of a series may be issued in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to such series. (Sections 2.03, 2.06 and 2.11)

    At the option of the holder, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

    Debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

    If the debt securities of any series are to be redeemed, we will not be required to:

  •
  issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption and ending at the close of business on the day of such mailing; or

  •
  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any such debt securities being redeemed in part. (Section 2.05)

Information Concerning the Trustee

    The trustee, upon an event of default under an Indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the Indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will receive indemnity satisfactory to it. (Section 7.01)

    The trustee may resign with respect to one or more series of debt securities by giving a written notice to us. The holders of a majority in principal amount of the outstanding debt securities of a particular series may remove the trustee by notifying us and the trustee. We may remove the trustee if:

  •
  the trustee acquires a "conflicting interest," as such term is defined in the Trust Indenture Act, and fails to comply with Trust Indenture Act;

  •
  the trustee fails to comply with the eligibility requirements provided in the Indenture;

  •
  the trustee:

  •
  is incapable of acting,

  •
  is adjudged to be bankrupt or insolvent, or

  •
  commences a voluntary bankruptcy proceeding; or

  •
  a receiver is appointed for the trustee, its property or its affairs for the purpose of rehabilitation, conservation or liquidation. (Section 7.10)

    If the trustee resigns or is removed or if the office of the trustee is otherwise vacant, we will appoint a successor trustee in accordance with the provisions of the applicable Indenture.

    A resignation or removal of the trustee and appointment of a successor trustee shall become effective only upon the successor trustee's acceptance of the appointment as provided in the applicable Indenture.

Payment and Paying Agents

    The interest on any debt securities on any interest payment date will be paid to the person in whose name such debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for such interest. (Sections 2.03 and 3.03)

    Principal of and any premium and interest on the debt securities of a particular series will be paid at the office of the paying agents designated by us, except that interest may be paid by check mailed to the holder. If we do not designate a paying agent for the debt securities of a particular series in the applicable prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Sections 4.01, 4.02 and 4.03)

    All moneys paid by us to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof. (Section 11.05)

Governing Law

    The Indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act shall be applicable. (Section 13.04)

Defeasance of Debt Securities and Covenants under Certain Circumstances

    We may be discharged from any and all obligations relating to the debt securities of any series except for obligations:

  •
  to pay additional amounts, if any, upon the occurrence of specified tax, assessment or government charge events relating to payments on the debt securities;

  •
  to register the transfer or exchange of debt securities;

  •
  to replace stolen, lost or mutilated debt securities;

  •
  to maintain paying agencies; and

  •
  to compensate and reimburse the trustee in accordance with the terms of the Indenture. (Section 11.02)

    Our obligations with respect to a particular series of debt securities will be discharged upon our irrevocable deposit with the trustee, in trust, of money or governmental obligations sufficient to pay at maturity or upon redemption all debt securities of that series which have not already been delivered to the trustee for cancellation, including

  •
  principal;

  •
  any unpaid premium;

  •
  any unpaid interest; and

  •
  all other payments due under the terms of the Indenture with respect to such series of debt securities.

    Upon compliance with specified conditions, we will not be required to comply with some restrictive covenants contained in the applicable Indenture and any supplemental indentures relating to such Indenture, and any omission to comply with the obligations will not constitute a default or event of default relating to the debt securities. These conditions include:

  •
  the irrevocable deposit, in trust with a trustee for the benefit of the holders of the debt securities of such series,

  •
  money in an amount, or

  •
  governmental obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount,

  in each case, sufficient to pay all the principal of, and interest on the debt securities of such series to maturity or redemption, as the case may be, and all other sums payable by us under the Indenture;

  •
  an Event of Default under the first, second and fourth bullet points in the first paragraph under the caption "Events of Default" has not occurred and is not continuing, and an event which with notice or lapse of time or both would become such an Event of Default with respect to the debt securities has not occurred and is not continuing, on the date of such deposit;

  •
  the delivery to such trustee of an opinion of counsel or a ruling received by the Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of such covenant defeasance and will be subject to federal income tax in the same amount and in the same manner and at the same times as would have been the case absent such exercise; and

  •
  the delivery to such trustee of a certificate signed by authorized persons and an opinion of counsel, each stating that all conditions precedent specified in the Indenture relating to satisfaction and discharge have been complied with. (Section 11.02)

Subordination of Subordinated Debt Securities

    The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The Subordinated Indenture does not limit the amount of subordinated debt securities which we may issue, nor does it limit us from issuing any other secured or unsecured debt. (Section 14.01)

DESCRIPTION OF THE CAPITAL STOCK

    The following description of our capital stock sets forth general terms and provisions of stock to which a prospectus supplement may relate, including a prospectus supplement providing that our common stock or preferred stock will be issued upon conversion of debt securities convertible into common stock or preferred stock. The following summary of our restated articles of incorporation does not describe the restated articles entirely. We urge you to read our restated articles which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" on page 3. Our authorized capital stock consists of 275,000,000 shares of common stock, $1.00 par value, and 1,000,000 shares of preferred stock, $1.00 par value. Our restated articles, as amended, do not authorize any other classes of capital stock.

Common Stock

    Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and may cumulate votes for the election of directors. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law or specifically required by our restated articles or bylaws. Our bylaws require that any action taken by written consent of the stockholders without a meeting may be taken if authorized by the written consent of at least ninety percent of the outstanding voting shares. Additionally, our stockholders may amend our bylaws with the affirmative vote of not less than 75% of the outstanding voting shares. Except as provided below, our bylaws provide that our directors may be removed from office by the vote of stockholders representing not less than two-thirds of the outstanding voting shares. Any director or directors who constitute fewer than all of the incumbent directors may not be removed from office at any one time or as the result of any one transaction except upon the vote of stockholders owning sufficient shares to prevent each director's election to office at the time of removal.

    Our restated articles, as amended, provide for cumulative voting but a stockholder must demand cumulative voting in advance of the meeting in order for cumulative voting to apply at the meeting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all of his or her votes for a single candidate or may allocate them among as many candidates as the stockholder may choose, up to the number of directors to be elected. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at the meeting.

    The holders of our common stock are entitled to receive ratably dividends, if any, that are declared by our board of directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of the Company, after all liabilities and the holders of each series of preferred stock have been paid in full, the holders of our common stock are entitled to share ratably in all remaining assets. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. Each outstanding share of our common stock is accompanied by a preferred stock purchase right. See "Computer Sciences Corporation Rights Plans."

    ChaseMellon Shareholder Services L.L.C. is the Transfer Agent and Registrar for the shares of our common stock.

Preferred Stock

    Our board of directors may issue up to 1,000,000 shares of preferred stock in one or more series and, subject to the Nevada corporation law, may:

  •
  fix the rights, preferences, privileges and restrictions of the preferred stock;

  •
  fix the number of shares and designation of any series of preferred stock; and

  •
  increase or decrease the number of shares of any series of preferred stock but not below the number of outstanding shares.

    Our board of directors has the power to issue our preferred stock with voting and conversion rights that could negatively affect the voting power or other rights of our common stockholders, and the board of directors could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change in control of the Company.

    Our amended articles of incorporation designate 200,000 shares of preferred stock as Series A Junior Participating Preferred Stock in connection with our rights plan, as described below. We refer to our Series A Junior Participating Preferred Stock as our Series A Preferred Shares. No Series A Preferred Shares are covered by this prospectus.

    If we offer any series of preferred stock, certain terms of that series of preferred stock will be described in the applicable prospectus supplement, including, without limitation, the following:

  •
  the designation;

  •
  the number of authorized shares of the series in question;

  •
  the dividend rate (or method of calculation);

  •
  any voting rights, conversion rights, anti-dilution protections, exchangeability provisions and terms of any debt securities that are exchangeable for preferred stock;

  •
  any redemption provisions;

  •
  any liquidation preferences;

  •
  any sinking fund provisions; and

  •
  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Computer Sciences Corporation Rights Plans

    Under Nevada law, we may create and issue rights entitling the holders of the rights to purchase from us shares of capital stock of any class or classes, subject to provisions in our restated articles. We have summarized material provisions of our stockholder rights plan below. The summary is not complete. The terms of our stockholder rights plan are fully described in our rights agreement dated as of February 18, 1998 which is incorporated in this prospectus by reference. See "Where You Can Find More Information" on page 3.

    Under the rights agreement, each share of common stock is accompanied by the right, under specified circumstances, to purchase one four-thousandth of a share of the Series A Preferred Shares or our common stock or common stock of a successor company pursuant to the terms of the rights agreement.

    Until the Distribution Date (as defined below),

  •
  the rights are not be exercisable,

  •
  the rights are attached to and trade only together with shares of our common stock, and

  •
  the stock certificates representing shares of our common stock also represent the rights attached to our common stock.

    The "Distribution Date" is the date, after the date of the rights agreement, that is the earliest of:

  •
  the first date of public announcement that any person, together with such person's affiliates and associates (other than us or certain related entities, and with certain additional exceptions), has become the beneficial owner of 10% or more of the then outstanding shares of our common stock and our other capital stock entitled to voting rights (such person is a "10% Stockholder" and the date of such public announcement is the "10% Ownership Date");

  •
  the tenth business day (or such later day as designated by the our board of directors) following the date of the commencement of, or the first public announcement of an intention to make, a tender offer or exchange offer, the consummation of which would cause any person to become a 10% Stockholder; or

  •
  the first date, on or after the 10% Ownership Date, upon which we will consolidate or merge with another person in a transaction in which we are not the surviving corporation or in which all or part of the outstanding shares of our common stock are changed into or exchanged for stock or other securities of another person or cash or any other property, or upon which 50% or more of our consolidated assets or earning power are sold or transferred (other than in transactions in the ordinary course of business).

    Pursuant to the terms of the rights agreement, upon the close of business on the Distribution Date, the rights will separate from the shares of our common stock, certificates representing the rights will be issued, and the rights will become exercisable to purchase one four-thousandth of a share of the Series A Preferred Shares or our common stock or common stock of a successor company at an exercise price as provided in the rights agreement (currently $250). Under certain events described in the rights agreement, each right that is beneficially owned by a 10% Stockholder will be void. The exercise price, the number of outstanding rights and the Series A Preferred Shares or other securities issuable upon exercise of the rights are subject to adjustment from time to time as set forth in the rights agreement in order to prevent dilution.

    Unless the rights have expired or been redeemed or exchanged, they may be exercised at the option of the holders as provided in the rights agreement. No right may be exercised more than once. Until a right is exercised, the holder of the right will have no rights as a stockholder of the Company (other than rights resulting from such holder's ownership of shares of our common stock), including, without limitation, the right to vote or to receive dividends.

    Under certain conditions set forth in the rights agreement, our board of directors may, at its option:

  •
  direct us to redeem the rights in whole, but not in part, at a price of $.0005 per right, as such redemption price will be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the rights agreement (but from and after the 10% Ownership Date, the rights are not redeemable); or

  •
  direct us to exchange all, but not less than all, of the then outstanding rights for shares of our common stock at an exchange ratio per right equal to that number of shares of our common stock which, as of the date of the our board of directors' action, has a current market price equal to the difference between the exercise price and the current market price of the shares that would otherwise be issuable upon exercise of a right on such date.

    Except as described below, our board of directors may, from time to time, without the approval of any holders of rights, supplement or amend any provision of the rights agreement in any manner,

whether or not such supplement or amendment is adverse to any holder of rights, and direct the rights agent to supplement or amend such provision.

    From and after the earliest of:

  •
  the 10% Ownership Date,

  •
  the first event of the type giving rise to exercise rights to purchase common stock of a successor corporation,

  •
  the date upon which our board of directors directs the redemption of the rights, or

  •
  February 18, 2008,

the rights agreement will not be supplemented or amended in any manner that would materially and adversely affect any holder of outstanding rights other than a 10% Stockholder. From and after the 10% Ownership Date, the rights agreement will not be supplemented or amended in any manner.

    The rights agreement is intended to protect our stockholders in the event of an unsolicited attempt to acquire us. Our rights could prevent or delay a takeover of the Company by causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Our rights should not interfere with any merger or other business combination approved by our board of directors, since our stockholder rights may be redeemed by us for a price of $.0005 per right as described above.

PLAN OF DISTRIBUTION

    The securities which may be offered pursuant to this prospectus and any prospectus supplement may be offered by us to one or more underwriters for public offering and sale by them or to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the applicable prospectus supplement. Sales of such securities may be effected by us from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the securities, through short sales of the securities, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers.

    Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may offer and sell the securities in exchange for one or more of our outstanding debt securities or other securities.

    In connection with the sale of the securities, underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from us and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

    Direct sales of securities may be made on a national securities exchange or otherwise.

    Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities.

    Certain of the underwriters, dealers and agents and their associates may engage in transactions with, and perform services for, us in the ordinary course of business.

    Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

    Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The persons engaging in these activities may discontinue any of these activities at any time.

LEGAL MATTERS

    Gibson, Dunn & Crutcher LLP of Los Angeles, California has rendered an opinion with respect to the validity of the securities being offered by this prospectus. If counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

    The consolidated financial statements incorporated by reference in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

$1,000,000,000

$500,000,000 6 3/4% Notes
due June 15, 2006

$500,000,000 7 3/8% Notes
due June 15, 2011

Goldman, Sachs & Co.
JPMorgan
Merrill Lynch & Co.
Morgan Stanley Dean Witter

Salomon Smith Barney
Banc One Capital Markets, Inc.
BNY Capital Markets, Inc.
Dresdner Kleinwort Wasserstein
First Union Securities, Inc.
Scotia Capital
Wells Fargo Brokerage Services, LLC

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WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
RECENT DEVELOPMENTS
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED FINANCIAL DATA
DESCRIPTION OF THE NOTES
UNDERWRITING
LEGAL MATTERS
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
THE SECURITIES WE MAY OFFER
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF THE CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS